Portions of this exhibit, for which confidential treatment has been granted,
have been omitted.  Omitted portions are marked by brackets [   ].


                                                                   Exhibit 10.18




                                   AGREEMENT


          This Agreement ("Agreement") is entered into as of the 12th day of March, 1996, by and between NextWave Telecom, Inc., a Delaware corporation with its principal place of business located at 991-C Lomas Santa Fe Drive, Suite No. 436, Solana Beach, California 92075 ("NextWave"), and LCC, L.L.C., a Delaware limited liability company with its principal place of business located at 2300 Clarendon Blvd., Suite 800, Arlington, Virginia 22201 ("LCC").

          WHEREAS, NextWave, through its wholly-owned subsidiary NextWave Personal Communications, Inc. ("NextWave PCI") is actively bidding on the C-block licenses in the Federal Communication Commission's ("FCC's") auction for licenses to construct and operate systems in various BTAs to provide personal communications services ("Licenses"), and

          WHEREAS, if NextWave acquires one or more Licenses, NextWave intends to construct facilities and deploy personal communications systems in those BTAs, and

          WHEREAS, LCC has agreed to make an equity investment in NextWave, consisting of LCC's purchase of $5,000,000.00 worth of NextWave Series B Common Stock, in consideration of NextWave's commitment to engage LCC to provide not less than $50,000,000.00 worth of radio frequency engineering services, program management services, and software and equipment;

          NOW THEREFORE, in consideration of the foregoing and the mutual covenants and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, LCC and NextWave, intending to be legally bound, agree as follows:

          1. RF Engineering Services; Engagement. NextWave hereby agrees to engage LCC, during the five (5) year period commencing on the date hereof, to provide radio frequency engineering services, of the type generally offered by LCC ("RF Engineering Services"), required by NextWave and/or its Affiliates in connection with the design, implementation and/or optimization of personal communications systems by or for NextWave and/or its Affiliates in the United States resulting in NextWave's payment to LCC of not less than Fourteen Million Dollars ($14,000,000.00) (the "Minimum RF Amount") in hourly engineering service fees ("Engineering Fees"). For the purposes of this Agreement: (A) RF Engineering Services shall not include microwave relocation services and/or any other services that the parties agree, by mutual prior written agreement, should not be included in RF

Engineering Services, and (B) Engineering Fees shall include only hourly engineering service fees (e.g., labor charges) and shall exclude any amounts paid for expense reimbursements, drive testing, per diems (in accordance with US government standards) and similar expenses.

          2.     RF Engineering Services; Exclusivity.

          (a) In addition NextWave hereby agrees, until LCC shall have been paid the Minimum RF Amount, to use LCC as the exclusive provider of all RF Engineering Services required by NextWave and/or its Affiliates in connection with the design, implementation and/or optimization of personal communications systems by or for NextWave and/or its Affiliates in the United States, except for: (i) those services provided by NextWave's and/or its Affiliate's employees, (ii) services provided by: (A) small, independent consulting firms and/or independent contractors on a local basis, from time to time, or (B) services that may be provided by firms otherwise engaged by NextWave to provide non-radio frequency engineering services, where the firm's employees are assigned to a market and may perform incidental radio frequency engineering services, on a limited basis, when they are unable to perform their principal services due to lack of work or "down-time," provided that: (I) services provided under (ii) do not exceed ten percent (10%) of the total RF Engineering Services required by NextWave and/or its Affiliates, and (II) in no event shall NextWave engage the services of Mobile Systems International, Comsearch (except for microwave relocation services and related tools), MLI, Celtec, TEC Communications, WFI or any affiliate thereof.

          (b) Following LCC's being paid the Minimum RF Amount, NextWave shall thereafter use LCC as its "preferred provider" of radio frequency engineering services required by NextWave and/or its Affiliates in connection with the design, implementation and/or optimization of personal communications systems in the United States. LCC shall be an approved provider of RF Engineering Services required by NextWave and/or its Affiliates in connection with the same activities outside of the United States, and shall, with respect to all projects put out to bid, be granted the opportunity to bid for the provision of such services on terms no less favorable than the terms offered to other service providers.

          (c) Prior to LCC's being engaged to perform RF Engineering Services in any given market, the parties shall develop a mutually acceptable statement of work which describes the particular project in terms of work to be performed, a schedule of project milestones and the expected budget for the work. To the extent that LCC consistently and materially fails to meet: (i) the pre-agreed work schedule due to LCC's inability to provide the required staffing for the relevant market, or (ii) the project milestones for the





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



work, NextWave shall have the option, unless the nonperformance was caused for reasons beyond LCC's direct and immediate control, to terminate LCC's engagement with respect to the relevant portion of such services, after having provided LCC with written notice of default and 30 days to cure, and procure alternative services from another service provider notwithstanding the provisions of Section 2(a) and 2(b) above. Nothing in this Section 2(c) (including, without limitation, the party's failure to agree upon a statement of work) shall operate to limit or reduce NextWave's obligation to pay the Minimum RF Amount.

          3.  Program Management Services.

          (a) NextWave hereby agrees to engage LCC, during the five (5) year period commencing on the date hereof, to provide program management services (including, without limitation, site acquisition and construction management services, but exclusive of RF Engineering Services), of the type generally offered by LCC ("PM Services"), required by NextWave and/or its Affiliates in connection with the design, implementation and/or optimization of personal communications systems by or for NextWave and/or its Affiliates in the United States resulting in NextWave's payment to LCC of not less than [
                               ] (the "Minimum PM Amount") in program
management service fees ("PM Fees"). Unless otherwise specified herein, for the purposes of this Agreement: (A) PM Services shall not include network engineering services, the installation of base station equipment (e.g., BTS, BSC and MSC) and/or any other services that the parties agree, by mutual prior written agreement, will not be included in PM Services, and (B) PM Fees shall include only hourly program management service fees (e.g., labor charges) and shall exclude all construction costs, contracted labor and materials, expense reimbursements (e.g., warehousing, local office space, etc.), per diems (in accordance with US government standards), Engineering Fees and similar expenses. If LCC requires the use of LCC's CellManager work flow management software in connection with LCC's provision of PM Services, then the PM Fees shall include any license costs associated with LCC's use of CellManager to perform such services. In the event that NextWave desires to license CellManager from LCC (so that NextWave has the opportunity to use and/or keep the software after LCC has completed its services) LCC agrees to extend NextWave LCC's most favorable pricing for similarly situated customers of LCC.

          (b) LCC and NextWave hereby agree that the target average nationwide cost per cell site of PM Fees for PM Services to be provided by LCC to NextWave pursuant to this Agreement (until the Minimum PM Amount has been paid to LCC)
shall not exceed [       ] (inclusive of per diems); provided, however, that for
purposes of this Section 3(b) only: (i) PM

Services shall include site acquisition, architectural engineering, construction management and program management services; and (ii) PM Fees shall include only hourly program management service fees and per diems and shall exclude all construction costs, contracted labor and materials, local market expense reimbursements (e.g., warehousing and related asset management systems, local office space and furnishings, telephone expense, etc.), Engineering Fees and similar expenses. This target assumes that: (A) the PM Services to be provided will be limited to those listed in clause (i) of the preceding sentence; (B) that each NextWave market build-out will have an average length of 18 months commencing upon the delivery of an executed agreement between NextWave and LCC for PM Services to be provided in the particular market; and
(iii) no unforeseen events shall occur that cause the provision of PM Services generally within the United States to become materially more costly to provide.

          (c) The parties acknowledge that the average cost per cell site for PM Fees set forth in the preceding subsection is based upon a nationwide average for 200 plus cell site build-outs in an average US market, and the parties agree to work together, in good faith, to control per site costs in accordance with NextWave's business plans and objectives as communicated to LCC from time to time during the term hereof.

          (d) Prior to LCC's being engaged to perform PM Services in any given market, the parties shall develop a mutually acceptable statement of work which describes the particular project in terms of the work to be performed, the specifications for such work, a schedule of project milestones, and the expected costs or budget for the work. To the extent that LCC consistently and materially fails to meet: (i) the pre-agreed work schedule due to LCC's inability to provide the required staffing for the relevant market, or (ii) the pre-agreed specifications for the work, NextWave shall have the option, unless the nonperformance was caused for reasons beyond LCC's direct and immediate control, to terminate LCC's engagement with respect to the relevant portion of the services, after having provided LCC with written notice of default and at least 30 days to cure. In the event that LCC's engagement with respect to any services is terminated under the preceding sentence, then the amount of PM Fees that NextWave would have paid LCC to complete the relevant engagement shall be subtracted from the Minimum PM Amount. A failure by the parties to agree upon a statement of work under this Section 3(d) shall not operate to limit or reduce the Minimum PM Fees.

          4.     LCC Products.  NextWave hereby agrees to purchase (with
respect to hardware) and/or license (with respect to software) from LCC, during the five (5) year period commencing on the date hereof, either: (a) LCC manufactured field test measurement equipment (excluding third party products), or (b) any one or more of the CellCAD and/or CellManager software products generally distributed by LCC, resulting in NextWave's payment
to LCC of [                                  ] (the "Minimum Product Amount") in
licensing fees and/or the purchase price of LCC equipment. NextWave shall, however, have the option (at its sole discretion) to apply the [
                      ] purchase commitment set forth in this Section 4 to the purchase of additional RE Engineering Services and/or PM Services.

          5. Pricing. LCC hereby agrees that the prices charged to NextWave for RF Engineering Services and PM Services (excluding third party charges) shall remain generally competitive with the prices generally charged for the same services by other comparable (in terms of capabilities, experience, quality, process and overall service offering) radio frequency engineering / program management firms for the same (in terms of scope, type and duration) services, and in all cases such prices shall be no less favorable than the most favorable prices charged by LCC to any other similarly situated LCC customer. For the purposes of comparison, the parties shall consider the economics of any other products, services or other items of value provided to NextWave by the relevant entity.

          6.     Performance of Services; Subcontractors.

          (a) LCC shall use reasonable commercial efforts to perform RF Engineering Services and PM Services in accordance with generally accepted standards and practices for the wireless communications industry and the mutually acceptable statements of work agreed to between the parties. Except as otherwise provided herein, LCC's sole obligation, and NextWave's sole remedy, shall be for LCC to re-perform any non-conforming services at no additional charge. LCC shall provide NextWave with periodic progress reports concerning the progress of the RF Engineering Services and PM Services as reasonably requested by NextWave from time to time.

          (b) The parties acknowledge that LCC intends to use certain of LCC's contractual affiliates to perform site acquisition, construction management and site engineering services hereunder, such as Trammel Crow Corporate Services, Inc., CB Commercial Real Estate Group, Inc., Koll Telecommunications Services, L.L.C., Network Building and Consulting, Inc., etc. ("LCC Contractual Affiliates"). Unless otherwise agreed between the parties, the service fees associated with LCC's engaging LCC Contractual Affiliates to perform site acquisition, construction management and site engineering services shall be incorporated in the PM Fees.

          (c) With respect to local contractors engaged by LCC to perform construction services on a subcontract basis ("Contractors"), NextWave shall be responsible for reimbursement of: (i) the costs of Contractors, and (ii) all other expenses incurred by LCC, to the extent such costs or expenses have been pre-approved by NextWave, which approval shall not be unreasonably withheld or delayed. Each statement of work shall identify and set forth, by type or amount, all out-of-pocket expenses (e.g., construction costs, warehousing and related asset management systems, local office space and furnishings, etc.) to be incurred by LCC in the performance of RF Engineering Services and/or PM Services.

          7. Certain Contingencies. The parties acknowledge that, concurrent with the execution of this Agreement, LCC has executed and delivered to NextWave: (i) a Subscription Agreement (the "Subscription Agreement"), and
(ii) an Amended and Restated Escrow Agreement (the "Escrow Agreement"), pursuant to which LCC has agreed to purchase shares of NextWave Series B Common Stock (the "Investment") for a total purchase price of Five Million Dollars ($5,000,000.00), subject to certain rights of withdrawal in the event that NextWave fails to satisfy the contingencies set forth in Section 3(c) and Exhibit B of the Escrow Agreement. In the event that LCC totally withdraws the Investment under one or more of the contingencies set forth in Section 3(c) or Exhibit B of the Escrow Agreement (and, as a result, fails to become an equity investor in NextWave), this Agreement shall automatically terminate and neither party shall have any further liability or obligation to the other party hereunder. Capitalized terms used in this Section 7 without definition herein shall have the meanings ascribed thereto in the Escrow Agreement.

          8. Confidentiality. In the event either party hereto (the "Receiving Party") obtains from the other party hereto (the "Disclosing Party") any information in whatever form which is confidential or proprietary including, without limitation, material non-public information relating to the NextWave system ("Proprietary Information") the Receiving Party: (a) shall treat all such Proprietary Information as confidential; (b) shall use such Proprietary Information only for the purposes contemplated in this Agreement;
(c) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and (d) shall not disclose such Proprietary Information to any third party except to such employees of the Receiving Party who need to know such Proprietary Information for the purpose of effectuating this Agreement and who have been informed of the confidential nature of such Proprietary Information. The foregoing restrictions shall not apply to any Proprietary Information which: (i) was generally available to the public on the date of disclosure or becomes generally available to the public other than through the fault or negligence of the Receiving Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of this Agreement and otherwise not in violation of the Disclosing Party's rights;
(iii) was known to the Receiving Party at the time of disclosure as shown by the Receiving Party's records in existence at the time of disclosure; (iv) was independently developed by the Receiving Party without making use of any Proprietary Information of the Disclosing Party; or (v) is required to be disclosed pursuant to the order of any court or governmental agency.

          9. Intellectual Property. Any and all rights to any patent, copyright, trademark, trade secret or other intellectual property right: (i) belonging to one party prior to commencement of the relevant services hereunder, or (ii) independently developed by such party apart from services provided hereunder, shall be and remain the property of such party. Any patentable inventions necessary or required to implement NextWave's personal communications system(s) that may be developed by LCC in performance of the RF Services or PM Services shall be owned by NextWave. Any and all rights to any copyrights or trade secrets relating to NextWave's products or software developed by LCC in performance of the RF Services or PM Services shall be owned by NextWave, and any and all rights to any copyrights or trade secrets relating to LCC's products or software developed by LCC in performance of the RF Services or PM Services shall be owned by LCC. Each party agrees not to disassemble, decompile or reverse engineer any product or software of the other party used in connection with the RF Services or PM Services, or any component thereof, for any purposes. No provision of this Agreement shall be construed to grant either party, either expressly, by implication or by way of estoppel, any license under any patents or other intellectual property rights of the other party, and each party agrees not to license, sell or distribute any product or services that uses patents or other intellectual property rights of the other party without a separate license from the other party under all applicable patents, copyrights, trade secrets and trademarks.

          10.    Miscellaneous.

          (a) The term of this Agreement shall commence on the date hereof, and shall continue in effect for a period of five and one-half (5 1/2) years, and thereafter shall automatically renew for additional and successive terms of one
(1) year unless either party provides the other party with written notice of its intention not to renew this Agreement at least ninety (9()) days prior to the expiration of the then-current term. Either party shall have the option to terminate this Agreement, immediately upon giving written notice to the other party, at anytime after the occurrence of any of the following events with respect to such other party: (i) insolvency, bankruptcy or the filing any application therefor, or other commitment of an affirmative act of insolvency,
(ii) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors, or (iii) attachment, execution or seizure of substantially all the assets of such party by a creditor or the filing of any application therefor. In addition, each statement of work issued under this Agreement shall set forth mutually acceptable termination provisions with respect to the particular services and/or products to be performed and/or provided by LCC thereunder.

          (b) For the purposes of this Agreement, the term "Affiliate" shall mean: (i) any entity that controls, is controlled by, or is under common control with a party, directly or indirectly, where "control" means the power, right or authority, by equity ownership, contract or otherwise, to direct the management and policies, or elect a majority of the board of directors (or similar governing body) of an entity, and (ii) any entity that controls or is controlled by any entity qualifying as an Affiliate under 7(b)(i) above. In the case of NextWave, the term Affiliate shall include, without limitation, NextWave Personal Communications, Inc., and Tele*code, Inc.

          (c) The parties agree that the dollar volumes of products and services set forth in Sections 1(b), 3(b) and 4(b) of this Agreement shall be purchased by NextWave over the relevant five (5) year period at a rate of not less than twenty percent (20%) of the obligation per year, on a cumulative basis, e.g., (i) not less than 20% of the total by the end of the first year,
(ii) not less than 40% by the end of the second year, (iii) not less than 60% by the end of the third year, (iv) not less than 80% by the end of the fourth year, and (v) not less than 100% by the end of the fifth year.

          (d) Except as set forth herein, the RF Engineering Services, PM Services, hardware and software to be provided by LCC hereunder shall be provided under mutually acceptable terms and conditions of sale. Failure to reach agreement on commercial terms shall not limit the parties' respective obligations hereunder.

          (e) During the term of this Agreement, the parties covenant and agree that neither party, including its Affiliates, nor any of their respective directors, officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services or employment of, or employ, any employee of the other party without the other party's express prior written consent in each instance.

          (f) Each party hereby represents and warrants to the other party that: (i) this Agreement has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, and
(ii) the execution and delivery of this Agreement by such party and the consummation of the transactions herein contemplated will not violate or conflict with or constitute a default or breach under any of the terms or provisions of any contract, agreement, lease, mortgage or their agreement to which such party is bound including, without limitation, such party's organizational and/or constituent documents.

          (g) This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Notwithstanding the foregoing, no rights, obligations or liabilities of either party hereunder may be assigned or transferred by such party without the express prior written consent of the other party, except that LCC may assign this Agreement to: (i) any successor entity organized in connection with an initial public offering of LCC's securities, (ii) any entity organized in connection with a merger, reorganization, consolidation or business combination which does not result in a change in control, or (iii) any entity acquiring all or substantially all of LCC's assets or capital stock ("Sale of LCC"). Notwithstanding the foregoing, however, any transfer or assignment under this Section (g) to an entity controlled by an operator of system(s) that provide wireless personal communications services ("Wireless Operator") shall require NextWave's prior written approval.

          (h) Notwithstanding the provisions of subsection (g) above, in the event that LCC agrees to assign this Agreement to a third party other than a Wireless Operator in connection with a Sale of LCC, then: (A) LCC shall provide NextWave with written notice of such Sale of LCC at least fifteen (15) days prior to the Sale's closing, which notice shall state the third party's actual bona fide intention with respect to LCC's continued employment of the members of LCC's senior management, (B) if the notice sets forth the third party's intention to terminate the employment of a material portion of LCC's senior management, then NextWave shall have the option to reduce the Minimum RF Amount and the Minimum PM Amount (allocating the reduction, to the extent possible, between the two categories on a pro rata basis based on the current ratio
reflected in this Agreement), in [                              ] increments up
to a maximum of [                                        ], recognizing that if
NextWave has, at the time, already paid LCC Engineering Fees and PM Fees
aggregating [           ] or more, then NextWave's remaining minimum commitment
will effectively be subject to being reduced to zero, by payment in cash to LCC of a termination fee within fifteen (15) days after the closing of the Sale of
LCC.  The termination fee shall be [                               ] times each
[                               ] increment that the Minimum RF Amount / Minimum
PM Amount is reduced (e.g., [          ] for a [          ] reduction, [      ]
for a [           ] reduction, [          ] for a [          ] reduction, etc.).
The foregoing option shall be exercised by NextWave by providing LCC with written notice of its intention to reduce the Minimum RF Amount / Minimum PM Amount, specifying therein the amount of such reduction, within ten (10) days after NextWave's receipt of LCC's notice under clause (A) of the first sentence of this Section (h). Such reductions shall become effective only in the event that the Sale of LCC actually closes (i.e., is consummated) and only upon NextWave's payment in full of the termination fee provided for herein. In the event that the Sale of LCC is not consummated and/or closed, then NextWave's notice of reduction, the corresponding reduction in the Minimum RF Amount / Minimum PM Amount, and NextWave's obligation to pay the corresponding termination fee shall all be terminated and of no effect.

          (i) This Agreement, together with all exhibits attached hereto, constitutes the entire agreement between the parties and supersedes all prior oral or written negotiations and agreements between the parties with respect to the subject matter hereof. This Agreement may be amended or supplemented at any time by mutual written agreement of the parties, but neither this Agreement nor any term hereof may be amended, modified, released, discharged, abandoned or changed in any manner except by an instrument in writing which refers to this Agreement and which is executed by each of the parties.

          (j) The parties hereby agree to execute and deliver all documents and instruments and to take or cause to be taken such other actions that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

          (k) Neither party may disclose any of the terms, provisions and/or existence of this Agreement to any third party (except to those officers, directors and employees of such party having a need to know the same or, provided prior notice and a reasonable opportunity to object is provided to the other party, except as required by law) without the express prior written approval of the other party.

          (l) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

          (m) All notices given by either party hereunder must be given in writing and delivered by certified mail (return receipt requested), overnight courier, or facsimile with confirmation, addressed to: (i) if to LCC, the President, and (ii) if to NextWave, the Vice President, Engineering, at the addresses first appearing above.

          (n) This Agreement may be executed: (i) in any number of counterparts, all of which together shall constitute one instrument, and (ii) via facsimile with original signatures to follow via overnight courier.

          IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first written above.

LCC, L.L.C.



By:  /s/ PIYUSH SODHA
    ------------------------
    Piyush Sodha
    President & CEO


NEXTWAVE TELECOM, INC.



By:  /s/ ED KNAPP
    --------------------------------
    Ed Knapp
    Vice President Engineering & CTO